Exhibit 5.1

Amsterdam Brussels Luxembourg Dubai Hong Kong London New York

Mauser Group N.V.
Souvereinstraat 1	Stibbe N.V.
4903RH Oosterhout	Advocaten en notarissen
The Netherlands	Beethovenplein 10
P.O. Box 75640
1070 AP Amsterdam
The Netherlands
T +31 20 546 0 606
F +31 20 546 0 123

www.stibbe.com

Date
1 February 2017

Mauser Group N.V. – SEC Exhibit 5.1 opinion letter

Ladies and Gentlemen,

(1)	We have acted as counsel with respect to matters of the laws of the Netherlands to Mauser Group N.V. (the “Issuer”) in connection with a contemplated initial public offering of 12,620,000 newly issued ordinary shares with a nominal value of €0.04 each in its capital (the “New Shares”) and the potential issuance of up to 1,893,000 ordinary shares with a nominal value of €0.04 each in its capital (the “Option Shares”) pursuant to an exercise of the option granted by the Company to the underwriters (the “Option”).

This opinion is furnished to you in order to be filed as an exhibit to a registration statement on Form F-1 (registration no. 333-206235) relating to the Offering filed by you with the U.S. Securities and Exchange Commission (the “Registration Statement”).

(2)	For the purpose of this opinion, we have examined and exclusively relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the deed of incorporation of the Issuer dated 29 April 2014;

(c)	a deed of issuance of shares in the capital of the Issuer executed before M.A.J. Cremers, civil law notary in Amsterdam, on 27 January 2017 with reference ST/6010515/10966190 between the Issuer and CD&R Millennium Holdco 2 B.V. pursuant to which 1,124,975 ordinary shares with a nominal value of €0.04 each in the capital of the Issuer have been issued to CD&R Millennium Holdco 2 B.V.;

(d)	a copy of the deed of conversion and amendment, executed before M.A.J. Cremers, civil law notary in Amsterdam, on 27 January 2017 with reference IJvS/6010515/10925515 including an amendment to the articles of association

Stibbe N.V. is registered with the Dutch Chamber of Commerce under number 34198700. Any services performed are carried out under an agreement for services (‘overeenkomst van opdracht’) with Stibbe N.V. This agreement and the entire legal relationship with Stibbe N.V. are governed exclusively by Dutch law. The general conditions of Stibbe N.V., which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions, at the registry of the Amsterdam District Court and will be forwarded upon request.

of the Issuer, pursuant to which (i) the Issuer has been converted into a public limited liability company (naamloze vennootschap); and (ii) a share split has been effected, such that the Issuer’s authorized share capital will be divided into 25 ordinary shares with a nominal value of €0.04 each;

(e)	a copy of the deed of issuance of shares in the capital of the Issuer executed before M.A.J. Cremers, civil law notary in Amsterdam, on 27 January 2017 with reference CW/6010515/11201582 between the Issuer and CD&R Millennium Holdco 2 B.V. pursuant to which 33,914,498 ordinary shares with a nominal value of €0.04 each in the capital of the Issuer have been issued to CD&R Millennium Holdco 2 B.V.;

(f)	a copy of the deed of amendment, executed before M.A.J. Cremers, civil law notary in Amsterdam, on 27 January 2017 with reference ST/6010515/11202943 including an amendment to the articles of association of the Issuer, pursuant to which the authorized capital of the Issuer has been increased (the “Second Deed of Amendment”);

(g)	a draft of the deed of issuance of New Shares to Cede & Co., to be executed before M.A.J. Cremers, civil law notary in Amsterdam (the “Deed of Issuance of New Shares”);

(h)	a draft of the deed of issuance of Option Shares to Cede & Co., to be executed before M.A.J. Cremers, civil law notary in Amsterdam (the “Deed of Issuance of Option Shares” and together with the Deed of Issuance of New Shares, the “Deeds of Issuance”);

(i)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Issuer dated the date hereof (the “Extract”);

(j)	minutes of a meeting of the management board of the Issuer adopted on 6 August 2015 reflecting resolutions to, inter alia, approve the filing with the United States Securities and Exchange Commission (the “SEC”) of a draft of the preliminary prospectus that is included in the Registration Statement;

(k)	minutes of a meeting of the board of directors of the Issuer (the “Board”) adopted on 27 January 2017 reflecting resolutions, inter alia, (i) approving the application for admission of the ordinary shares in the capital of the Issuer to Cede & Co. and for the entering into deeds of issue and transfer of shares to Cede & Co. and (ii) adopting various corporate governance documents;

(l)	minutes of a general meeting of shareholders of the Issuer held on 27 January reflecting resolutions, inter alia, (i) approving the preparation by the Issuer of the Offering; and (ii) approving the amendment of the articles of association of the Issuer to (a) convert the legal form of the Issuer into a public limited liability company (naamloze vennootschap); and (b) to effect a share split in the capital of the Issuer; and

(2)

(m)	a draft of written resolutions of the shareholders of the Issuer approving, inter alia, (i) to issue the New Shares; (ii) the offer price per New Share and (iii) to grant the Option (the “Shareholders Resolutions”).

(3)	The resolutions referred to in paragraphs (2)(j)-(m) (inclusive) are hereinafter collectively also referred to as the “Resolutions”.

References to the Civil Code, the Bankruptcy Act, the Code of Civil Procedure, the Financial Supervision Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet, the Wetboek van Burgerlijke Rechtsvordering, the Wet op het financieel toezicht and such other Codes or Acts of the Netherlands, as amended. In this opinion, “the Netherlands” refers to the European part of the Kingdom of the Netherlands and “EU” refers to the European Union.

(4)	In rendering this opinion we have assumed:

(a)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;

(b)	that the Deeds of Issuance will be executed substantially in the form of the draft reviewed by us for the purpose of this opinion and that the Shareholder Resolutions will be validly adopted substantially in the form of the drafts reviewed by us for the purpose of this opinion;

(c)	that the Resolutions will not be annulled, revoked or rescinded and will be in full force and effect;

(d)	that the information set forth in the Extract is and will remain complete and accurate and consistent with the information contained in the files kept by the Trade Register with respect to the Issuer except that the issuances of the New Shares pursuant to, inter alia, the Deed of Issuance of New Shares and the issue of the Option Shares (if any) pursuant to, inter alia, the Deed of Issuance of Option Shares have not yet been reflected in the Extract;

(e)	that the articles of association of the Issuer as included in the Second Deed of Amendment are and will be the articles of association of the Issuer as currently in force;

(f)

that the Issuer will not have been declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden), nor will have ceased to exist due to merger (fusie) or

(3)

demerger (splitsing); although not constituting conclusive evidence, this assumption is supported by the contents of the Extract and by our online search of the Central Insolvency Register of the courts in the Netherlands (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue on the date hereof;

(g)	that none of the insolvency proceedings listed in Annex A, as amended, to Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Proceedings will have been declared applicable to the Issuer by a court in one of the member states of the EU (with the exception of Denmark), other than the Netherlands; although not constituting conclusive evidence, this assumption is supported by our online search of the section on EU Registrations of the Central Insolvency Register (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue on the date hereof;

(h)	that none of the members of the Board of the Issuer has or will have a conflict of interests within the meaning of section 2:129 of the Civil Code with the Issuer, in respect of the Offering or any of the Documents or the transactions contemplated thereby;

(i)	that there will have been no changes to the issued share capital other than pursuant to the documents listed under (2) above and that no resolution will have been adopted to issue shares in the capital of the Issuer, other than the Resolutions;

(j)	that the Option (i) will have been validly granted, (ii) will be a valid right to subscribe for the Option Shares issuable pursuant to the Deed of Issuance of Option Shares (recht tot het nemen van aandelen), (iii) will have been validly exercised and (iv) will be, at the time of exercise, in full force and effect; and

(k)	that the issuance of the New Shares and the Option Shares (if any) to Cede & Co. pursuant to the Deeds of Issuance will be validly accepted by Cede & Co. and will be within the capacity and powers of Cede & Co. and that the New Shares and the Option Shares (if any) will be included in the electronic book-entry delivery and settlement system of The Depositary Trust Company.

(5)	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand. We do not express any opinion with respect to (i) any public international law or the rules of or promulgated under any treaty or by any treaty organization, other than any provisions of EU law having direct effect, (ii) matters of competition law, and (iii) matters of taxation.

(4)

(6)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)	the Issuer has been duly incorporated and is validly existing under the laws of the Netherlands as a public limited liability company (naamloze vennootschap);

(b)	upon adoption of the Shareholders Resolutions and execution of the Deed of Issuance of New Shares, the New Shares will have been duly authorized and, upon adoption of the Shareholders Resolutions, execution of the Deed of Issuance of New Shares and payment in full of the New Shares in accordance with the provisions of the articles of association of the Issuer and the Deed of Issuance of New Shares, the New Shares will have been validly issued and fully paid up and will be non-assessable; and

(c)	upon adoption of the Shareholders Resolutions and execution of the Deed of Issuance of Option Shares, the Option Shares (if any) will have been duly authorized and, upon adoption of the Shareholders Resolutions, execution of the Deed of Issuance of Option Shares and payment in full of the Option Shares (if any) in accordance with the provisions of the articles of association of the Issuer and the Deed of Issuance of Option Shares, the Option Shares (if any) will have been validly issued and fully paid up and will be non-assessable.

(7)	This opinion is subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations given by the Issuer or any other party (express or implied) under or by virtue of any of the Documents;

(b)	the opinions expressed above are limited by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, moratorium, reorganization, liquidation, fraudulent conveyance, or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance, as well as by any sanctions or measures under the Sanctions Act 1977 (Sanctiewet 1977) or by EU or other international sanctions; and

(c)

the term “non-assessable” as used in this opinion is not a recognized legal term under Dutch law; in this opinion, the term “non-assessable” means that the Issuer does not have a statutory right to require the holder of a Share to pay to the Issuer any amount on such Share (by reason only of being a holder of such

(5)

Share) in addition to the amount required to be paid for such Share to be fully paid, without prejudice – for the avoidance of doubt – to claims based on contract or tort.

(8)	In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is given by Stibbe N.V. and may only be relied upon under the express condition that (i) any issues of interpretation or liability arising hereunder will be governed by the laws of the Netherlands and will be brought exclusively before a court of the Netherlands, and (ii) such liability, if any, shall be limited to Stibbe N.V. only, to the exclusion of any of its directors, partners, employees, shareholders and advisors or its or their affiliates and to the aggregate of the amount paid under Stibbe N.V.’s professional insurance in the particular instance and any applicable deductible payable by Stibbe N.V.

(9)	We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is given for the purposes of the Registration Statement only and may not be disclosed or quoted other than as an exhibit to (and therefore together with) the Registration Statement, without our prior written consent.

(10)	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Act”) relating to the Offering. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Yours faithfully,

Stibbe N.V.

/s/ Hans Witteveen	/s/ Pieter Schütte
Hans Witteveen	Pieter Schütte

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